EXHIBIT 10.7

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

As of May 1, 2005

Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $25,000, an additional annual retainer of $5,000 for each committee chairperson, $6,000 for each board meeting attended, $1,500 for each committee meeting attended if the committee meeting attended was not held in connection with, or on the same day as, a board meeting, and $1,000 for each telephonic board meeting attended, plus reimbursement of travel expenses incurred in connection with such attendance. If multiple committees with the same membership meet on the same day, only one meeting fee is paid. Each non-employee director has the ability to participate in the Company’s 2004 Non-Employee Director Deferral Plan which allows participating non-employee directors to defer receipt of a portion or all of the retainer and meeting fees the Company provides for Board services and receive such retainer and meeting fees in the future as shares of the Company’s common stock.